Exhibit 23(a)

                         Consent of Independent Auditors


The Board of Directors
Trans Financial, Inc.:


   We consent to incorporation by reference in the Registration Statement No. 33-53960 on Form S-8 of our report dated July 8, 1996, relating to the statements of net assets available for benefits of the Trans Financial, Inc. Savings Investment Plan as of December 31, 1995 and 1994 and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1995 Annual Report on Form 11-K of the Trans Financial, Inc. Savings Investment Plan.


                                      /s/ KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP



Louisville, Kentucky
July 15, 1996
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